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                                                                       Exhibit 2

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG

                               MET-PRO CORPORATION
                                  (as Met-Pro),
                         MET-PRO ACQUISITION CORPORATION
                                   (as Buyer)

                                       AND

                             STROBIC AIR CORPORATION
                                  (as Strobic)




                                       AND

                                LYNN T. SECREST,
                               RONALD H. SECREST,
                               RICHARD P. SECREST
                                       and
                               JOHN W. STONE, III
                       (as Named Shareholders of Strobic)


                            dated September 12, 1996



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                                TABLE OF CONTENTS


1.       Definitions
2.       Basic Transaction
         (a)      The Merger
         (b)      The Closing
         (c)      Actions at the Closing
         (d)      Effect of Merger
3.       Disposition of Strobic Shares
         (a)      Conversion of Strobic Shares
         (b)      Met-Pro Exchange Shares
         (c)      Escrow
         (d)      Procedure for Payment
         (e)      Restrictions on Sale of Met-Pro Exchange Shares
4. Representations, Warranties, Covenants and Agreements of Strobic and Lynn T. Secrest
         (a)      Organization, Qualification and Corporate Power
         (b)      Capitalization
         (c)      Authorization of Transaction
         (d)      Non-contravention
         (e)      Brokers' Fees
         (f)      Tangible Assets
         (g)      Financial Statements
         (h)      Events Subsequent to Most Recent Strobic Fiscal Year End
         (i)      Undisclosed Liabilities
         (j)      Permits, Licenses and Legal Compliance
         (k)      Tax Matters
         (l)      Real Property
         (m)      Intellectual Property
         (n)      Bank Accounts
         (o)      Inventory
         (p)      Contracts
         (q)      Notes and Accounts Receivable
         (r)      Powers of Attorney
         (s)      Insurance
         (t)      Litigation
         (u)      Product Warranty
         (v)      Product Liability
         (w)      Employees
         (x)      Employee Benefits
         (y)      Guaranties
         (z)      Environment, Health, and Safety
         (aa)     Certain Business Relationships with Affiliates
         (ab)     Disclosure
         (ac)     Investment Representation
5. Representations, Warranties, Covenants and Agreements of the Buyer and Met-Pro
         (a)      Organization

                                       (i)


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         (b)      Buyer's Status
         (c)      Authorization of Transaction
         (d)      Non-contravention
         (e)      Due Qualification of Met-Pro Shares
         (f)      Brokers' Fees
         (g)      Regulatory Matters and Met-Pro Exchange Shares
         (h)      Disclosure
         (i)      Tax Matters
6.       Conditions Precedent to Obligation to Close
         (a)      Conditions to Obligation of the Buyer and Met-Pro
         (b)      Conditions to Obligation of Strobic and Named Shareholders
         (c)      Audited October 31, 1995 and July 31, 1996 Financial
                  Statements
7.       Indemnification
         (a)      Indemnification by Named Shareholders with Respect to Strobic
         (b)      Indemnification by Buyer and Met-Pro
         (c)      Escrow Account
         (d)      Definition of Damages
         (e)      Indemnification Procedures
         (f)      Exclusive Remedy
8.       Miscellaneous
         (a)      Survival and Materiality
         (b)      Press Releases and Public Announcements
         (c)      No Third Party Beneficiaries
         (d)      Entire Agreement
         (e)      Succession and Assignment
         (f)      Counterparts
         (g)      Headings
         (h)      Notices
         (i)      Governing Law
         (j)      Amendments and Waivers
         (k)      Severability
         (l)      Expenses
         (m)      Construction
         (n)      Incorporation of Exhibits and Schedules
         (o)      Specific Performance
         (p)      Arbitration
         (q)      Employee Matters
         (r)      Future Assurances
Exhibit A--Certificate of Merger
Exhibit B--Escrow Agreement
Exhibit C--Promissory Note
Exhibit D--Secrest Restrictive Covenant Agreement
Exhibit E--Secrest Employment Agreement
Exhibit F--Financial Statements
Disclosure Schedules--Exceptions to Representations and Warranties
Exhibit 4(f)--Certain Tangible Assets

                                      (ii)


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                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER is entered into this 12th day of September, 1996 by and among MET-PRO ACQUISITION CORPORATION, a Delaware corporation (the "Buyer"), MET-PRO CORPORATION, a Delaware corporation and corporate parent of Buyer ("Met-Pro") and STROBIC AIR CORPORATION, a New Jersey corporation ("Strobic"), and LYNN (LEE) T. SECREST, RONALD H. SECREST, RICHARD
P. SECREST and JOHN W. STONE, III, who are certain stockholders of Strobic (each, individually, a "Named Shareholder", and collectively, "Named Shareholders"). Buyer, Met-Pro, Strobic and the Named Stockholders are sometimes hereinafter referred to collectively as "Parties."

         The Board of Directors of Buyer, Met-Pro and Strobic have each approved the merger of Strobic with and into Buyer (the "Merger") in a transaction intended to qualify, as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") under the terms and conditions set forth herein. Named Shareholders have voted their 2,445 shares of Strobic Common Stock without par value, representing approximately 98.8% percent of the outstanding shares of Strobic, in favor of the Merger.

         NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the representations, warranties, and mutual covenants herein contained, the Parties agree as follows.

         1.       Definitions.

                  "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                  "Audited Stub Financial Statements" has the meaning set forth in Section 6(c) below.

                  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.


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                  "Buyer Share" means any share of the Common Stock, no par
value, of Buyer.

                  "Certificate of Merger" has the meaning set forth in Section 2(c) below.

                  "Closing"  has the meaning set forth in Section 2(b) below.

                  "Closing Date" has the meaning set forth in Section 2(b) below.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Confidential Information" means any information concerning the businesses and affairs of Strobic and its Affiliates, if any, that is not already generally available to the public.

                  "Net Book Value" means the excess of Strobic assets over liabilities as shown on the Audited Stub Financial Statements.

                  "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

                  "Disclosure Schedule" has the meaning set forth in Section 4 below.

                  "Dissenting Share" means any Strobic Share held of record by any stockholder of Strobic who or which has exercised his or its appraisal rights under the New Jersey General Corporation Law and has not effectively withdrawn or lost such rights.

                  "Effective Time" has the meaning set forth in Section 2(d)(i) below.

                  "Employee Benefit Plan" means any (a) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

                  "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety

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and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases, of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or waste.

                  "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

                  "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                  "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

                  "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, logos, and trade names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, bills of materials, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof, in whatsoever form or medium.

                  "IRS"  means the Internal Revenue Service.

                  "Knowledge" means actual knowledge after reasonable investigation.

                  "Liability" means any liability of Strobic arising from the conduct of Strobic's business on or prior to the Closing Date, (whether known or

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unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes and reasonable costs incurred in securing attorney, accounting or other professional services.

                  "Merger"  has the meaning set forth in Section 2(a) below.

                  "Met-Pro Exchange Shares" have the meaning set forth in
Section 3(b) below.

                  "Met-Pro Share" means any share of the Common Stock, $.10 par value per share of Met-Pro.

                  "Most Recent Strobic Fiscal Year End" has the meaning set forth in Section 4(g).

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Permitted Transferee" shall mean each Stockholder's lineal descendants, parents, spouse, trusts solely for the benefit of any of the foregoing and charitable trusts.

                  "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

                  "Prospectus" means the final prospectus relating to the registration of Met-Pro Exchange Shares under the Securities Act.

                  "Reportable Event" has the meaning set forth in ERISA Sec.
4043.

                  "Requisite Buyer Stockholder Approval" means the affirmative vote of Met-Pro as sole holder of Buyer Shares in favor of this Agreement and the Merger.

                  "Requisite Stockholder Approval" means the affirmative vote of the Named Shareholders as holders of a majority of the Strobic Shares in favor of this Agreement and the Merger.

                  "SEC"  means the Securities and Exchange Commission.


                                        4

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                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                  "Stockholder" means any Person who or which holds any Strobic Share(s).

                  "Strobic Share" means any share of the Common Stock, without par value, of Strobic.

                  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "Surviving Corporation" has the meaning set forth in Section 2(a) below.

                  "Tax" means any federal, state, local, or foreign income, gross receipts, mercantile license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or any other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any amendment thereof and any schedule or attachment thereto.

         2.       Basic Transaction.

                  (a) The Merger. On and subject to the terms and conditions of this Agreement, Strobic will merge with and into Buyer (the "Merger") at the Effective Time. Buyer shall be the only corporation surviving the Merger (the "Surviving Corporation").


                                        5

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                  (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of ANTHEIL NICHOLAS MASLOW & MACMINN, 95 North Broad Street, Doylestown, PA 18901, commencing at 10:00 a.m. local time on September 12, 1996 (the "Closing Date").

                  (c) Actions at the Closing. At the Closing the following shall occur: (i) Strobic will deliver to Buyer and Met-Pro the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) Buyer and Met-Pro will deliver to Named Shareholders the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) each of the Named Shareholders will deliver to Buyer stock certificates representing all Strobic Shares endorsed in blank or accompanied by duly executed assignment forms; (iv) Buyer and Strobic will file with the Secretaries of State of the State of Delaware and the State of New Jersey a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger"); (v) Buyer will deliver to Named Shareholders the consideration in the manner provided below in
Section 3; and (vi) the Parties shall take any and all other actions consistent with this Agreement so as to effectuate the Closing.

                  (d)      Effect of Merger.

                           (i) General. The Merger shall become effective at the
time (the "Effective Time") Buyer and Strobic file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. Upon the consummation of the Merger, the franchises and all the property, real, personal and mixed, causes of action and every other asset of Strobic shall vest in the Surviving Corporation without further act or deed. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of Strobic in order to carry out and effectuate the transactions contemplated by this Agreement.

                           (ii) Certificate of Incorporation. The Certificate of
Incorporation of Buyer in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger except as provided for by the Certificate of Merger.

                           (iii) Bylaws. The Bylaws of Buyer in effect at and as
of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

                           (iv) Directors and Officers. The directors and
officers of Buyer in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation, to serve in accordance with

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the Bylaws of the Surviving Corporation. Lynn T. Secrest will serve as a Vice
President of Met-Pro and a Vice-President and General Manager of the Surviving Corporation, as directed by the President of Met-Pro.

                           (v) Final Tax Returns. Buyer shall prepare final tax
returns for Strobic (including amended returns and any claims for refunds) and information reports in accordance with GAAP and shall pay any Taxes due as reflected on such tax returns provided, however, that such payment shall not be deemed a waiver of any right by Buyer or Met-Pro to assert any indemnification claim under Section 7 hereof..

         3.       Disposition of Strobic Shares

                  (a) Conversion of Strobic Shares. At and as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                           (i) All outstanding Strobic Shares (other than any
Dissenting Shares) shall be converted into the right to receive an aggregate amount (the "Strobic Merger Consideration") equal to (A) $2,399,980 of which $2,149,980 shall be payable by wire transfer of immediately available funds at Closing, and $250,000 shall be represented by Buyer's unsecured Promissory Note in the form attached hereto and made a part hereof as Exhibit B (the "Note") payable to Lynn T. Secrest, plus (B) 195,920 Met-Pro Exchange Shares delivered at Closing having an aggregate Exchange Share Value, pursuant to subparagraph 3(b), in the principal amount of $2,400,020, subject to escrow as provided in Sections 3(c) and 7 hereof.

                           (ii) All Strobic Shares held by Strobic as treasury
shares, if any, shall be cancelled.

                           (iii) Dissenting Shares, if any, shall not be
converted into or represent a right to receive cash or Met-Pro Exchange Shares hereunder, but the holders thereof shall be entitled only to such rights as are granted by the New Jersey General Corporation Law. Strobic shall give Buyer prompt notice upon receipt by Strobic of any such written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the New Jersey General Corporation Law (any shareholder duly making such demand being hereinafter called a "Dissenting Stockholder"). Strobic agrees that it will not, except with the prior written consent of Buyer, voluntarily make any payment with respect to , or settle or offer to settle, any such demands. Each Dissenting Stockholder who, pursuant to the provisions of the New Jersey General Corporation Law, becomes entitled to payment for his, her or its Strobic Shares shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions) and such Strobic Shares shall thereafter be cancelled.

                           (iv) At the Closing, the stock transfer books of
Strobic shall be closed and no transfer of Strobic Shares shall thereafter be

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made. If, after the Effective Date, certificates representing Strobic Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the pro rata amount of Met-Pro Exchange Shares and cash in accordance with this Agreement.

                  (b) Met-Pro Exchange Shares. At and as of the Effective Time, each Met-Pro Exchange Share shall be deemed equal to $12.25 (the "Exchange Share Value"). The aggregate number of the Met-Pro Shares receivable upon conversion shall be One Hundred Ninety Five Thousand Nine Hundred and Twenty (195,920) (the "Met-Pro Exchange Shares"), subject to escrow as provided in Sections 3(c) and 7 hereof. The manner and basis of converting the Strobic Shares, and the number of Met-Pro Shares receivable upon conversion (the "Met-Pro Exchange Shares") on and after the Effective Time, shall be calculated as follows: each Strobic Share, with the exception only of the Dissenting Shares, and treasury shares shall be converted into 79.1596 Met-Pro Exchange Shares.

                  (c) Escrow. Anything contained hereinabove to the contrary notwithstanding, of the Two Million Three Hundred Ninety Nine Thousand Nine Hundred Eighty Dollars ($2,399,980) in cash and by the Note and the Two Million Four Hundred Thousand Twenty Dollars ($2,400,020) payable in Met-Pro Exchange Shares to the Strobic shareholders, Two Hundred Fifty Thousand Dollars ($250,000) represented by the Note and Forty Thousand Eight Hundred Sixteen (40,816) Met-Pro Exchange Shares (valued at $12.25 per share for purposes of this Agreement) shall be withheld from Lynn T. Secrest and shall be deposited in escrow with the Escrow Agent as security for the Named Shareholders' indemnification obligations under Section 7(a) pursuant to a certain Escrow Agreement to be executed at Closing, in the form set forth on Exhibit C attached hereto and made part hereof (the "Escrow Agreement").

                  (d)      Procedure for Payment.

                           (i) Immediately after the Effective Time, each holder
of Strobic Shares other than Lynn T. Secrest, upon surrender of properly endorsed certificates of Strobic Shares, shall be entitled to receive the cash distribution and a certificate representing the number of Met-Pro Exchange Shares to which such holder is entitled. Lynn T. Secrest shall be entitled to receive the cash distribution and a certificate representing the number of Met-Pro Exchange Shares to which he is entitled minus the Notes and Met-Pro Exchange Shares withheld for deposit in escrow pursuant to Section 3(c) hereof.

                           (ii) Met-Pro will not pay any dividend or make any
distribution on Met-Pro Exchange Shares to any record holder of outstanding Strobic Shares until the holder surrenders for exchange the certificate(s) which represented Strobic Shares.

                  (e) Restrictions on Sale of Met-Pro Exchange Shares. The Named Shareholders agree, notwithstanding the registration of the Met-Pro Exchange Shares pursuant to Section 5(g) hereof, that for a period of fifteen (15) months

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after the Closing (the "Lock Up Period"), the aggregate of the Met-Pro Exchange
Shares sold by them as a group, inclusive of sales by any Permitted Transferee, shall not exceed (i) 15,000 Met-Pro Exchange Shares in any calendar month, and
(ii) 2,000 Met-Pro Exchange Shares in any trading day. The numbers of Met-Pro Exchange Shares aforementioned shall not be increased for any stock dividend or upon Met-Pro's first stock split after the Closing but shall be increased in the identical ratio of a stock split in the event of any stock splits subsequent to such first stock split. During the Lock Up Period, the Named Shareholders agree to deliver to Met-Pro no later than the tenth (10th) day of each month a written report stating the number of Met-Pro Exchange Shares sold each day of the preceding month by the Named Shareholders and their Permitted Transferees. No entry will be required for days on which there were no sales, however, for any month in which no sales were made, a written report so stating shall be submitted. Met-Pro agrees to use its best efforts to advise the Named Shareholders of any written expressions of interest by any institutional or other potentially significant private buyers of Met-Pro stock during the Lock Up Period. The trading restrictions set forth in this Section 3(e) shall not apply to the following:

                           (i) private sales to any Person, or sales, gifts or
other transfers to Permitted Transferees not occurring through the facilities of the American Stock Exchange that the Stockholders may arrange; provided, however, that as a condition of giving effect to any such purported transfer, the purchaser or Permitted Transferee thereof shall execute and deliver unto Met-Pro a written agreement agreeing to be bound by the provisions of this
Section 3(e ); and

                           (ii) Any sale of Met-Pro Exchange Shares sold by the
Named Stockholders in an underwritten public offering of the Met-Pro Exchange Shares; provided, however, that the Named Stockholders agree to be bound by any restrictions imposed by Met-Pro or any underwriter upon any other participant in such underwritten distribution, upon the same terms and conditions.

         4. Representations, Warranties, Covenants and Agreements of Strobic and Lynn T. Secrest ("Secrest"). Strobic and Secrest, jointly and severally, represent and warrant to Buyer and Met-Pro that the statements contained in this
Section 4 are correct and complete as of the date hereof, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

                  (a) Organization, Qualification and Corporate Power. Strobic is a corporation duly organized, validly existing, and subsisting under the laws of the State of New Jersey. Strobic is duly authorized to conduct business and subsisting under the laws of each jurisdiction where such qualification is required. Strobic has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Strobic's Certificate of Incorporation and all amendments thereto to date, By-laws as amended to date and Minutes and Stock Books, have been delivered to Buyer for review prior to execution of this Agreement, and are full, complete and correct to the date of this Agreement. Strobic is not

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in violation of any of the provisions of its Certificate of Incorporation, as amended, or By-laws, as amended. The said Minutes accurately and fully reflect all meetings, actions, proceedings and other matters properly includable therein. Except as reflected in said Minutes, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors or Named Shareholders of Strobic.

                  (b) Capitalization. The entire authorized capital stock of Strobic consists of 5,000 Strobic Shares, of which 2,475 Strobic Shares are issued and outstanding and 30 Strobic Shares are held in treasury. All of the issued and outstanding Strobic Shares have been duly authorized and are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Strobic to issue, sell, or otherwise cause to become outstanding any capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Strobic. The Named Shareholders have valid title to and are each the registered and beneficial owner of their respective Strobic Shares, with full and lawful right and power to vote, sell, assign, transfer and deliver the same pursuant to the terms of this Agreement. Each Named Shareholder owns his respective Strobic Shares free of all liens, claims, liabilities, security interests, charges, restrictions or encumbrances of any nature whatsoever.

                  (c) Authorization of Transaction. Strobic has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations and has received the Requisite Stockholder Approval. Without limiting the generality of the foregoing, the Board of Directors of Strobic has duly authorized the execution, delivery, and performance of this Agreement by Strobic and the Named Shareholders have each voted their respective Strobic Shares in favor of the Merger. This Agreement constitutes the valid and legally binding obligation of Strobic, enforceable in accordance with its terms and conditions.

                  (d) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which Strobic, or a Named Shareholder is subject or any provision of the charter or Bylaws of Strobic or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Strobic, or a Named Shareholder is a party or by which any of them are bound or to which any of their respective assets is subject (or result in the imposition of any Security Interest upon any of their respective assets). Other than in connection with the provisions of the New Jersey General Corporation Law, neither Strobic nor any Named Shareholder need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (e) Brokers' Fees. Except as set forth in Section 4(e) of the Disclosure Schedule, Strobic and Named Shareholders have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer or Met-Pro could become liable or obligated other than to Howard, Lawson & Company (which will be paid by Named Shareholders).

                  (f) Tangible Assets. Except as set forth in Section 4(f) of the Disclosure Schedule, Strobic has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets used by it, located on or off its premises, or shown on the Audited Stub Financial Statements or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Audited Stub Financial Statements . Without limiting the generality of the foregoing, Strobic has good and marketable title to all of the tangible assets necessary for the conduct of its businesses as presently conducted and has set forth on Exhibit 4(f) depreciable assets and tooling and the location thereof. Each such tangible asset is free from defects of which any director or officer of Strobic has Knowledge, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used and presently is proposed to be used.

                  (g) Financial Statements. Strobic has delivered to Buyer prior to the execution of this Agreement true and complete copies of: (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and statements of cash flow as of and for the fiscal years ended October 31, 1991, October 31, 1992, October 31, 1993, October 31, 1994, and October 31, 1995 (with such October 31, 1995 information hereinafter referred to as the "Most Recent Strobic Fiscal Year End"); and (ii) a balance sheet and statement of income, changes in stockholders' equity, and statement of cash flow as of and for the nine (9) months ended July 31, 1996 (the "Most Recent Strobic Fiscal Month End") (collectively, the "Financial Statements"). Except as set forth in Section 4(g) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Strobic, as of the respective dates thereof, and the results of operations of Strobic for such periods, are correct and complete, and are consistent with the books and records of Strobic (which books and records are correct and complete) provided, however, that (i) the Financial Statements for each year other than the Most Recent Strobic Fiscal Year End and the Most Recent Strobic Fiscal Month End lack footnotes and other presentation items found in audited materials; (ii) the Most Recent Strobic Fiscal Month End are subject to normal year-end adjustments which will not be material individually or in the aggregate; and (iii) the Financial Statements make no reserve for bad debts or warranty claims and expense.

                  (h) Events Subsequent to Most Recent Strobic Fiscal Year End. Since the Most Recent Strobic Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Strobic. Without limiting the generality of the foregoing, since that date:

                           (i) Strobic has not sold, leased, transferred, or
assigned any of their respective assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                           (ii) Strobic has not entered into any agreement,
contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

                           (iii) no party (including Strobic) has accelerated,
terminated, modified, or cancelled any material agreement, contract, lease, or license (or series of related material agreements, contracts, leases, and licenses) to which Strobic is a party or by which it is bound;

                           (iv) Strobic has not imposed any Security Interest
upon any of its assets, tangible or intangible;

                           (v) Strobic has not made any capital expenditure (or
series of related capital expenditures) outside the Ordinary Course of Business;

                           (vi) Strobic has not made any capital investment in,
any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                           (vii) Strobic has not issued any note, bond, or other
debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                           (viii) Strobic has not delayed or postponed the
payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                           (ix) Strobic has not cancelled, compromised, waived,
or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                           (x) Strobic has not granted any license or sublicense
of any rights under or with respect to any Intellectual Property;

                           (xi) except as set forth in the Audited Stub
Financial Statements, Strobic has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock.

                           (xii) Strobic has not experienced any material
damage, destruction, or loss (whether or not covered by insurance) to its property;

                           (xiii) Strobic has not made any loan to, or entered
into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xiv) Strobic has not entered into any employment
contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                           (xv) Strobic has not granted any increase in the base
compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xvi) Strobic has not adopted, amended, modified or
terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

                           (xvii) Strobic has not made any other change in
employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xviii) Strobic has not made or pledged to make any
charitable or other capital contribution outside the Ordinary Course of Business;

                           (xix) there has not been any other material
occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Strobic and Strobic has not altered the terms and conditions of firm purchase orders and commitments for its services and products (the "Backlog") as of October 31, 1995 and, except as set forth in
Section 4(h)(xix) of the Disclosure Schedule, the dollar amount of orders in the Backlog is not materially less than it was as of such date, except in the Ordinary Course of Business, and the Backlog which is outstanding and as of the date hereof contains terms and conditions that are consistent with Strobic's practices over the past year; and

                           (xx) Strobic has not committed to any of the
foregoing.

                  (i) Undisclosed Liabilities. Except as set forth in Section 4(i) of the Disclosure Schedule, Strobic has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any Liability), except for (i) Liabilities set forth in the Audited Stub Financial Statements and (ii) Liabilities which have arisen after the Audited Stub Financial Statements in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

                  (j) Permits, Licenses and Legal Compliance. Section 4(j) of the Disclosure Schedule sets forth all material permits, licenses, franchises and approvals from all Federal, state, local and foreign governmental and regulatory bodies held by Strobic. Strobic has, to the Knowledge of any of the directors or officers of Strobic, all material permits, licenses, franchises and approvals of all Federal, state, local and foreign governmental or regulatory bodies required to carry on their businesses as presently conducted; all such permits, licenses, franchises and approvals are in full force and effect, and Strobic and Secrest have no Knowledge of any threatened suspension or cancellation of any of them. Strobic and its Affiliates have complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees and rulings, thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                  (k)      Tax Matters.

                           (i) Strobic has filed all Tax Returns that it was
required to file on or prior to the date hereof except the final tax returns referred to in Section 2(d)(v) above. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Strobic (whether or not shown on any Tax Return) have been paid. Strobic currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Strobic does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Strobic that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) Strobic has withheld and paid all Taxes required
to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (iii) No director or officer of Strobic expects any
authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Strobic either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers of Strobic has Knowledge based upon personal contact with any agent of such authority. Section 4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect Strobic for taxable periods ended on or after October

31, 1989. No Tax Returns have been audited or are currently the subject of audit. Strobic has delivered to Buyer correct and complete copies of all federal and state income Tax Returns.

                           (iv) Strobic has not waived any statute of
limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v) The unpaid Taxes of Strobic did not, as of the
Audited Stub Financial Statement, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Audited Stub Financial Statements.

                           (vi) None of the Liabilities is an obligation to make
a payment that will not be deductible under Code Section 280G. Strobic has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Strobic is not a party to any Tax allocation or sharing agreement. Strobic (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Strobic), and (B) has no Liability for the Taxes of any Person (other than Strobic) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (vii) It is the intent of the Parties hereto that the
transactions hereunder qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code ("Tax-Free Status"). The Named Shareholders will take all such action as is required in order to give effect to the intent of the Parties for Federal, state and local Tax purposes to the greatest extent permitted by law. The Named Shareholders shall promptly satisfy in accordance with Section 7 outside of the Escrow Fund, all Taxes arising out of the transfer of the Strobic Stock and Merger pursuant to this Agreement in the event the Tax-Free Status of the transaction is examined and ultimately overturned by the IRS. Buyer or Met-Pro may elect, at its sole discretion, to waive any statute of limitations in respect of Taxes or agree to any extension of time with respect to a Tax assessment or deficiency relating to or arising out of any IRS examination.

                  (l) Real Property.

                           (i) Section 4(l)(i) of the Disclosure Schedule lists
and describes briefly all real property that Strobic owns. With respect to the parcel of owned real property:

                                    (A) the identified owner has good and
marketable equitable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for (1) installments of special assessments not yet delinquent; (2) recorded easements, covenants, and other restrictions which do not unreasonably impair the current use and occupancy, of the property subject thereto; and (3) the items described in Section 4(l)(i) of the Disclosure Schedule;

                                    (B) there are no pending or to the Knowledge
of any directors or officers of Strobic, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property ;

                                    (C) except as set forth in Section
4(l)(i)(C) of the Disclosure Schedule, the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, is not located within an area designated by HUD as having a special flood hazard or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                                    (D) all approvals of governmental
authorities (including licenses and permits) required in connection with the current ownership and operation of the parcel have been obtained and the parcel has been operated and maintained by Strobic in accordance with applicable laws, rules, and regulations;

                                    (E) there are no leases, subleases,
licenses, concessions, or other agreements, written or oral, granting to any party or parties the right to use or occupy any portion of the parcel of real property other than as may be disclosed in Section 4(l)(i) of the Disclosure Schedule;

                                    (F) there are no outstanding options or
rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                                    (G) there are no parties (other than
Strobic) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 4(l)(i) of the Disclosure Schedule who are in possession of space to which they are entitled;

                                    (H) each building located on the parcel of
real property has access to water, sewer, electric, gas and telephone utilities necessary for the current operation of such building, all of which utilities are, to the Knowledge of any of the directors or officers of Strobic, available in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

                                    (I) the parcel of real property abuts on and
has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

                           (ii) Section 4(l)(ii) of the Disclosure Schedule
lists and describes briefly all real property leased by Strobic. There are no subleases with respect to such real property. Strobic has delivered to Buyer correct and complete copies of the lease listed in Section 4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to the lease listed in
Section 4(l)(ii) of the Disclosure Schedule:

                                    (A) the lease is legal, valid, binding and
enforceable in accordance with its terms, and in full force and effect, against Strobic, and to the Knowledge of any directors or officers of Strobic, the landlord thereunder;

                                    (B) subject to the consent of the landlord
thereunder, the lease will continue to be legal, valid, binding and enforceable in accordance with its terms, and in full force and effect, against Strobic, and to the Knowledge of any directors or officers of Strobic, the landlord thereunder, following the consummation of the transactions contemplated hereby;

                                    (C) Strobic is not in breach or default,
under the lease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder by Strobic or permit termination, modification, or acceleration thereunder by the landlord thereunder, and to the Knowledge of any of the directors or officers of Strobic, the landlord thereunder is not in breach or default under the lease, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the landlord or permit termination, modification, or acceleration thereunder by Strobic;

                                    (D) neither Strobic nor, to the Knowledge of
any of the directors or officers of Strobic, the landlord thereunder has repudiated any provision thereof;

                                    (E) there are no disputes, oral agreements,
or forbearance programs in effect as to the lease;

                                    (F) Strobic has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

                                    (G) except as set forth in Section
4(l)(i)(G) of the Disclosure Schedule, Strobic has received all approvals of governmental authorities (including licenses and permits) required in connection with the current operation of each building under any lease and each such building has been operated and maintained by Strobic in accordance with the lease and applicable laws, rules, and regulations; and

                                    (H) all leased buildings have access to
water, sewer, electric, gas and telephone utilities necessary for the current operation of such buildings.

                  (m) Intellectual Property.

                           (i) To the Knowledge of any of the directors or
officers of Strobic, Strobic owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property used in the operation of the business of Strobic as presently conducted and identified on
Schedule 4(m) of the Disclosure Schedule . Each such item of Intellectual Property owned or used by Strobic or any Affiliate immediately prior to the Closing hereunder will be owned or available for use by Buyer or Met-Pro on identical terms and conditions immediately subsequent to the Closing hereunder. Strobic has taken all necessary and desirable action to maintain and protect each such item of Intellectual Property that it owns or uses, respectively.

                           (ii) To the Knowledge of any of the directors and
officers of Strobic, Strobic has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers of Strobic has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Strobic or any Affiliate must license or refrain from using any Intellectual Property rights of any third party).

                           (iii) Section 4(m) of the Disclosure Schedule
identifies each patent or registration which has been issued to Strobic or any Affiliate or acquired by any one of them with respect to any Intellectual Property, identifies each pending patent application or application for registration which Strobic or any Affiliate has made with respect to any Intellectual Property, and identifies each license, agreement, or other permission which Strobic or any Affiliate has granted to any third party with respect to any Intellectual Property (together with any exceptions). Strobic has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4 (m) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Strobic or any Affiliate in connection with any of its or their businesses. With respect to each item of Intellectual Property identified in Section 4(m) of the Disclosure Schedule:

                                    (A) Strobic and any Affiliate, as the case
may be, possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                                    (B) the item is not subject to any
outstanding injunction, judgment, order, decree or ruling;

                                    (C) no action, suit, proceeding, hearing,
investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the directors and officers of Strobic, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item by Strobic or any Affiliate; and

                                    (D) Strobic has never agreed to indemnify
any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                           (iv) Section 4(m)(iv) of the Disclosure Schedule
identifies each item of Intellectual Property that any third party owns and that either Strobic or any Affiliate uses pursuant to license, sublicense, agreement, or permission. Strobic has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in
Section 4(m)(iv) of the Disclosure Schedule:

                                    (A) to the Knowledge of any of the directors
and officers of Strobic, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                                    (B) to the Knowledge of any of the directors
and officers of Strobic, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                                    (C) no party to the license, sublicense,
agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                                    (D) no party to the license, sublicense,
agreement, or permission has repudiated any provision thereof;

                                    (E) with respect to each sublicense, the
representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                                    (F) to the Knowledge of any of the directors
and officers of Strobic, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                                    (G) to the Knowledge of any of the directors
and officers of Strobic, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the directors and officers of Strobic is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                                    (H) Strobic has not granted any sublicense
or similar right with respect to the license, sublicense, agreement, or permission.

                           (v) To the Knowledge of any of the directors and
officers of Strobic, Strobic will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted. None of the directors and officers of Strobic has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of Strobic. To the Knowledge of any of the directors and officers of Strobic, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Strobic or any Affiliate.

                  (n) Bank Accounts. Section 4(n) of the Disclosure Schedule sets forth all the banks in which Strobic has an account, credit line or safety deposit box and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto.

                  (o) Inventory. The inventory of Strobic consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth in the Audited Stub Financial Statements in accordance with GAAP, consistently applied.

                  (p) Contracts. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Strobic is a party:

                           (i) any agreement (or group of related agreements)
for the lease of personal property to or from any Person;

                           (ii) any agreement (or group of related agreements)
for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or result in a loss to Strobic;

                           (iii) any agreement concerning a partnership or joint
venture;

                           (iv) any agreement (or group of related agreements)
under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                           (v) any agreement concerning confidentiality or
non-competition;

                           (vi) any agreement involving Stockholders of Strobic
or its Affiliates;

                           (vii) any profit sharing, stock option, stock
purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                           (viii) any collective bargaining agreement;

                           (ix) any agreement for the employment of any
individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

                           (x) any agreement under which it has advanced or
loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                           (xi) any agreement under which the consequences of a
default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of Strobic; or

                           (xii) any other agreement (or group of related
agreements) the performance of which involves consideration in excess of $5,000.

Strobic has delivered to Buyer a correct and complete copy of each written agreement listed in Section 4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. With respect to each such agreement, to the Knowledge of the officers and directors of
Strobic: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) with the exception of a certain Salary Continuation Benefits Agreement between Lynn T. Secrest and Strobic dated April 1, 1984, which is hereby terminated, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

                  (q) Notes and Accounts Receivable. All notes and accounts receivable of Strobic reflected in the Audited Stub Financial Statements are valid receivables subject to no set-offs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Audited Stub Financial Statements, in accordance with GAAP, consistently applied.

                  (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Strobic.

                  (s) Insurance. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Strobic has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

                           (i) the name, address, and telephone number of the
agent;

                           (ii) the name of the insurer, the name of the
policyholder, and the name of each covered insured;

                           (iii) the policy number and the period of coverage;

                           (iv) the scope (including an indication of whether
the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                           (v) a description of any retroactive premium
adjustments or other loss-sharing arrangements.

With respect to each such insurance policy that has not, by its terms, lapsed, to the Knowledge of the officers and directors of Strobic: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) except the life insurance policy(ies) on the life of Secrest which will be distributed to Secrest as of July 31, 1996, the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Strobic nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Strobic has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting Strobic and any Affiliate.

                  (t) Litigation. Section 4(t) of the Disclosure Schedule sets forth each instance in which Strobic (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party or, to the Knowledge of the directors and officers of Strobic, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Strobic or any Affiliate. Secrest has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Strobic or any Affiliate.

                  (u) Product Warranty. Each product manufactured, sold, leased, or delivered by Strobic has been in conformity with all applicable contractual commitments and all express and implied warranties, and Strobic has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Audited Stub Financial Statement as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Strobic. No product manufactured, sold, leased, or delivered by Strobic or any Affiliate is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.
Section 4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of Strobic and any Affiliate (containing applicable guaranty, warranty, and indemnity provisions).

                  (v) Product Liability. To the Knowledge of Secrest, neither Strobic nor any Affiliate has any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Strobic or any Affiliate.

                  (w) Employees. Section 4(w) of the Disclosure Schedule lists the names, titles, date of hire, last salary increase and current salary rates of and bonus commitments to all present employees of Strobic. To the Knowledge of any of the directors and officers of Strobic, no executive, key employee, or group of employees has any plans to terminate employment with Strobic. Except as set forth in Section 4(w) of the Disclosure Schedule, Strobic is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Strobic has not committed any unfair labor practice. None of the directors and officers of Strobic has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Strobic.

                  (x) Employee Benefits. Except as disclosed in Section 4(x) of the Disclosure Schedule, Strobic does not currently and has never in the past maintained, and has never contributed to, any Employee Benefit Plan or Employee Welfare Benefit Plan.

                  (y) Guaranties. Strobic is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

                  (z) Environment, Health, and Safety. To the Knowledge of any of the directors and officers of Strobic, except as set forth or identified on the Phase I Environmental Report required by Section 6(a)(x) of this Agreement and as set forth in Section 4(z) of the Disclosure Schedule:

                           (i) Strobic has materially complied with all
Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or written notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Strobic has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has materially complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                           (ii) Strobic has no Liability (and Strobic has not
handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Strobic giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                           (iii) All properties and equipment used in the
business of Strobic are free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, except to the extent reasonable amounts of such substances are used in compliance with applicable environmental law.

                  (aa) Certain Business Relationships With Affiliates. Except for the business arrangements and relationships between Strobic and any Affiliate which are set forth in Section 4(aa) of the Disclosure Schedule, none of the Stockholders or their Affiliates has been involved in any business arrangement or relationship with Strobic within the past 12 months, and none of the Stockholders or their Affiliates owns any asset, tangible or intangible, which is used in the business of Strobic.

                  (ab) Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 4 not misleading.

                  (ac) Investment Representation. Each of the Named Shareholders represents to Buyer and Met-Pro that he will acquire the Met-Pro Exchange Shares for investment, without any view to the distribution thereof. Each of the Named Shareholders agrees that the Met-Pro Exchange Shares may only be transferred in compliance with the registration requirements of the Securities Act or pursuant to an exemption from such registration requirements, and further agrees not to offer, sell, contract to sell or otherwise dispose of any Met-Pro Exchange Shares other than as set forth in Section 3(e) of this Agreement.

         5. Representations, Warranties, Covenants and Agreements of Buyer and Met-Pro. Buyer and Met-Pro represent and warrant, jointly and severally, to Strobic and Named Shareholders that the statements contained in this Section 5 are correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule, and agree that they will perform the obligations set forth in Sections 5(g) and 5(h). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

                  (a) Organization. Buyer and Met-Pro are corporations duly organized, validly existing, and in good standing under the laws of the jurisdiction of their respective incorporation. Buyer and Met-Pro are each duly authorized to conduct business and in good standing under the laws of each jurisdiction where such qualification is required. Buyer and Met-Pro each has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Neither Buyer nor Met-Pro is in violation of any of the provisions of their respective Certificate of Incorporation, as amended, nor respective Bylaws, as amended.

                  (b) Buyer's Status. Buyer was incorporated on August 14, 1996 and is and will be at the Closing Date a wholly-owned subsidiary of Met-Pro. It has, and will at the Effective Time have, no existing business operations and no commitments, obligations, debts or liabilities of any kind or nature whatsoever except its obligations arising under this Agreement, the Exhibits hereto and other obligations existing under documents relating to the transactions contemplated hereby.

                  (c) Authorization of Transaction. Buyer and Met-Pro each have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. Without limiting the generality of the foregoing, the Boards of Directors of Buyer and Met-Pro have duly authorized the execution, delivery and performance of this Agreement by Buyer and Met-Pro, respectively. This Agreement constitutes the valid and legally binding obligation of Buyer and Met-Pro, enforceable in accordance with its terms and conditions.

                  (d) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or Met-Pro is subject or any provision of their respective charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or Met-Pro is a party or by which either is bound or to which any of their respective assets is subject. Other than in connection with the provisions of the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act and the state securities laws, neither Buyer nor Met-Pro need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

                  (e) Due Qualification of Met-Pro Shares. When delivered in exchange for the Strobic Shares, the Met-Pro Exchange Shares will have been duly authorized and issued, fully paid and nonassessable and duly qualified for issuance under the Listing Rules of the American Stock Exchange.

                  (f) Brokers' Fees. Neither Buyer nor Met-Pro has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Strobic could become liable or obligated.

                  (g) Regulatory Matters and Met-Pro Exchange Shares. Met-Pro will prepare and file with the SEC a registration statement, including a prospectus, under the Securities Act relating to the offering and sale of the Met-Pro Exchange Shares (the "Registration Statement") within thirty (30) days following the Closing. Met-Pro will use its reasonable best efforts to respond to the comments of the SEC thereon and to make any further filings (including amendments and supplements) in connection therewith that may be necessary and will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and sale of Met-Pro Shares so as to obtain the effectiveness of the Registration Statement no later than ninety
(90) days after the Closing Date. Met-Pro will provide Strobic, and Strobic will provide Met-Pro, with whatever information and assistance in connection with the foregoing filings that the Parties may request. In the event that despite

Met-Pro's best efforts, the SEC shall not have declared the Registration Statement effective within ninety (90) days after the Closing Date, Met-Pro shall continue to utilize its best efforts to obtain the effectiveness of the Registration Statement until such time as the Registration Statement shall be declared effective by the SEC.

                  (h) Disclosure. At all times after the Registration Statement is filed and during the period the Registration Statement is required to be effective: (i) the Registration Statement and any Prospectus will comply with the Securities Act and the rules and regulations thereunder in all material respects; and (ii) the Registration Statement and the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that neither Buyer nor Met-Pro makes any representation or warranty with respect to any information that Strobic will supply specifically for use in the Registration Statement and the Prospectus.

                           (i) Buyer and Met-Pro will each give any notices to,
make all filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in this Section 5(h), Section 3(b),
Section 4(ac) and Section 5(g) above. Without limiting the generality of the foregoing, Met-Pro shall diligently pursue and obtain effectiveness of the Registration Statement with respect to the Met-Pro Exchange Shares and shall maintain the effectiveness of such Registration Statement for a period of three
(3) years following the effective date with the SEC or such shorter period as the Named Shareholders and their Permitted Transferees shall hold Met-Pro Exchange Shares.

                           (ii) Met-Pro agrees to furnish to the Stockholders
and their Permitted Transferees from time to time such number of copies of a Prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as the Stockholders and their Permitted Transferees may reasonably request in order to facilitate the public sale or other disposition of such Met-Pro Exchange Shares.

                           (iii) Whenever Met-Pro proposes to file a
registration statement at any time or from time to time after the Closing prior to the third anniversary of the Closing wherein the Met-Pro Shares being registered thereunder are proposed to be distributed in a public offering by or through an underwriter or underwriters, Met-Pro will, prior to such filing, give written notice to the Stockholders, through Lynn T. Secrest, (the "Stockholder Representative"), of its intention to do so (which notice shall include a statement of the terms and conditions of the proposed underwritten distribution). Upon the written request of Stockholders or any of them, given through the Stockholder Representative within 20 days after receipt of any such notice, Met-Pro will include in such registration (and any related qualification under Blue Sky or other compliance filings) all Met-Pro Exchange Shares which Met-Pro has been requested by the Stockholders to so include; provided, however, that if, in the written opinion of the underwriter or managing underwriter the inclusion of all or part of the Met-Pro Exchange Shares which the Stockholders have requested to be included, together with the shares of any other selling shareholder proposed to be included in such offering ("Other Shares"), would materially and adversely affect such public offering, then the number of Met-Pro Exchange Shares and Other Shares to be included in such offering shall be proportionally reduced so that Met-Pro shall be required to include only that number of Met-Pro Exchange Shares and Other Shares, if any, which the underwriter or managing underwriter reasonably believes may be sold without causing such adverse effect. In connection therewith, the Stockholders shall enter into an underwriting agreement with the underwriter or underwriters selected for underwriting by Met-Pro.

                           (iv) If Met-Pro has delivered preliminary or final
prospectuses to the Stockholders pursuant to Sections 5(h)(i) or 5(h)(iii) hereof, and after having done so the prospectus should be amended to comply with the requirements of the Securities Act, Met-Pro shall promptly notify the Stockholders, and if requested, the Stockholders shall immediately cease making offers of Met-Pro Exchange Shares and return all prospectuses relating to such registration to Met-Pro. Met-Pro shall promptly amend its registration statement and provide the Stockholders with revised prospectuses, and following receipt of the revised prospectuses, the Stockholders shall be free to resume making offers of the Met-Pro Exchange Shares in accordance with the terms thereof.

                           (v) "Registration Expenses" shall mean all expenses
pertaining to the registration of the Met-Pro Exchange Shares incurred by Met-Pro in complying with Sections 5(g) and this Section 5(h), including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel and accountants for Met-Pro, and the expense of any special audits incident to or required by any such registration, but excluding underwriting discounts and selling commissions and selling expenses. Registration Expenses incurred as a result of the registration made pursuant to Sections 5(g) and 5(h)(i) hereof, whether or not Met-Pro Exchange Shares are sold pursuant thereto, and all Registration Expenses incurred as a result of any registration made pursuant to Section 5(h)(iii) hereof, shall be borne by Met-Pro.

                           (vi) Upon receipt of written notice no less than
thirty (30) days prior to the third anniversary of the Closing, Met-Pro agrees to repurchase on the third anniversary of the Closing, at the Exchange Share Value of $12.25 set forth in Section 3(c) above, all or, at the sole option of the Stockholder(s), less than all, of the Met-Pro Exchange Shares, if any, held by the Stockholders or their Permitted Transferees (the "Put Right"). The Put Right, together with the Met-Pro Exchange Shares, shall be assignable to Permitted Transferees; provided, however, that such Permitted Transferees shall not have the further right to reassign the Put Right to a non-Permitted Transferee.

                  (i) Tax Matters. It is the intent of the Parties that the transactions hereunder qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code ("Tax Free Status"). Met-Pro and Buyer will take all such action as is required in order to give effect to the intent of the Parties for Federal, state and local Tax purposes to the extent permitted by law; provided, however, that compliance with any request by the Named

Shareholders or their Permitted Transferees relating to disposition of the Met-Pro Exchange Shares shall not be deemed a waiver of any right by Buyer or Met-Pro to assert any indemnification claim under Section 7 hereof. Met-Pro will not merge Buyer into Met-Pro for a period of three years following Closing and it is the present intention of Buyer to continue at least one significant historic business line of Strobic, or to use at least one significant portion of Strobic's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d). Buyer or Met-Pro may elect, at its sole discretion to waive any statute of limitations in respect to Taxes or agree to any extension of time with respect to a Tax assessment or deficiency relating to or arising out of any IRS examination.

         6. Conditions Precedent to Obligation to Close.

                  (a) Conditions to Obligation of Buyer and Met-Pro. The obligation of Buyer and Met-Pro to consummate the transactions to be performed by Buyer and Met-Pro, as the case may be, in connection with the Closing is subject to satisfaction of the following conditions unless otherwise waived in writing by Buyer and Met-Pro at or prior to the Closing:

                           (i) all the representations and warranties of Strobic
and Named Shareholders set forth in this Agreement and in any written statement (including Financial Statements), exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date, as if made at the Closing and as of the Closing Date.

                           (ii) Strobic shall have performed and complied with
all of their respective covenants hereunder in all material respects through the Closing;

                           (iii) Strobic shall have procured all of necessary
third party consents;

                           (iv) no action, suit, or proceeding shall be pending
or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to acquire the Strobic Shares, or to operate the businesses of Strobic, or (D) affect adversely the right of Strobic to own their respective assets and to operate their respective businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (v) Strobic shall have delivered to Buyer a
certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

                           (vi) Strobic, Buyer and Met-Pro shall have received
all authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4(c) and Section 5(c) above;

                           (vii) the relevant parties shall have entered into
certain side agreements in form and substance as set forth in Exhibits B (Escrow Agreement), C (Promissory Note), D (Secrest Restrictive Covenant Agreement) and E (Secrest Employment Agreement) and the same shall be in full force and effect;

                           (viii) Buyer and Met-Pro shall have received from
Blank, Rome, Comisky & McCauley, counsel to Strobic and Named Shareholders, an opinion dated the Closing Date, addressed to Buyer and Met-Pro in form and substance satisfactory to Buyer, Met-Pro and counsel;

                           (ix) Buyer and Met-Pro shall, have received from
Sperry, Zoda & Kane, patent and trademark counsel to Strobic, an opinion dated the Closing Date, addressed to Buyer and Met-Pro in form and substance satisfactory to Buyer, Met-Pro and counsel;

                           (x) Strobic shall, at its sole expense, obtain and
deliver to Buyer prior to Closing, a Phase I Environmental Report for all real property owned or leased by Strobic, prepared by a reputable environmental service provider acceptable to Buyer evaluating the real property's environmental status and confirming the absence of contamination. If the scope or results of the Phase I Environmental Report are unsatisfactory in any respect to Buyer, Buyer, at its sole and absolute discretion, may require the delivery, after the Closing, of a Phase II Environmental Report to be obtained at the Named Shareholder's sole cost and expense; and

                           (xi) all actions to be taken by Strobic or Named
Shareholders in connection with consummation of the transactions contemplated hereby and all proceedings, certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, or incidental thereto, and all other related legal matters shall have been approved as to form and substance by Earl J. Wofsey, Esquire, counsel for Buyer and Met-Pro, which approval shall not be unreasonably withheld or delayed.

                  (b) Conditions to Obligation of Strobic and Named Shareholders. The obligation of Strobic, and Named Shareholders to consummate the transactions to be performed by each in connection with the Closing is subject to satisfaction of the following conditions unless otherwise waived in writing by Strobic and Named Shareholders at or prior to the Closing:

                           (i) the representations and warranties set forth in
Section 5 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) Buyer and Met-Pro shall have performed and
complied with all of its covenants hereunder in all material respects through the Closing including, without limitation, authorizing the filing and pursuit of the Registration Statement;

                           (iii) no action, suit, or proceeding shall be pending
or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) Buyer shall have delivered to Strobic a
certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

                           (v) Buyer and Met-Pro shall have received all other
authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4(c) and Section 5(c) above;

                           (vi) the relevant parties shall have entered into
certain side agreements in form and substance as set forth in Exhibits B (Escrow Agreement), C (Promissory Note), D (Secrest Restrictive Covenant Agreement) and E (Secrest Employment Agreement) and the same shall be in full force and effect;

                           (vii) Strobic shall have received from Antheil
Nicholas Maslow & MacMinn, counsel to Buyer and Met-Pro, an opinion dated as of the Closing Date, addressed to Strobic and Named Shareholders in form and substance satisfactory to Strobic and Named Shareholders and their counsel;

                           (viii) all actions to be taken by Buyer and Met-Pro
in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Strobic, Named Shareholders and their counsel.

                  (c) Audited October 31, 1995 and July 31, 1996 Financial Statements. Strobic has provided to certified independent accountants of Buyer's choice whatever information and assistance was reasonably necessary, proper or desirable in connection with the preparation of audited financial statements for the fiscal year ended October 31, 1995 (the "Most Recent Fiscal Year End Financial Statements") and for a stub period through July 31, 1996 (the "Audited Stub Financial Statements"). Buyer shall pay all costs and expenses for such audit, including, without limitation, reasonable accountant(s) fees of deGrouchy Sifer & Company to the extent the services of such accountants are utilized by Met-Pro and the accounting firm selected by Met-Pro to audit the financial records of Strobic. Notwithstanding the actual Closing Date, the Closing shall be effective as of the close of (i) business on July 31, 1996 (the "Assumed Closing Date"). For the period from the Assumed Closing Date until the actual Closing Date, Strobic shall have operated Strobic for the benefit of Buyer, as if the actual Closing had taken place on such Assumed Closing Date. Strobic shall not apply any management or overhead charges against Buyer other than regular compensation to employees and routine expenses after the Assumed Closing Date. Buyer shall be entitled to any earnings accruing during such period.

         7. Indemnification

                  (a) Indemnification by Named Shareholders with Respect to Strobic.

                           (i) subject to the provisions of 7(a)(ii) below, the
Named Shareholders, jointly and severally, agree to indemnify and hold harmless Buyer and Met-Pro from and against all Damages with respect to Strobic suffered by either of them as a direct or indirect result of:

                                    (A) the inaccuracy of any representation or
warranty made by Strobic or Secrest with respect to Strobic in or pursuant to this Agreement, including, without limitation, Section 4; provided, however, that solely for purposes of an indemnification claim hereunder (excepting only
(1) fraud and/or intentional misrepresentation actions or claims and (2) an indemnification claim under Sections 4(m)(v), 4(p)(C) or 4(p)(D), in either of which case the representation or warranty shall be read as written), all such representations and warranties shall be read as if they contained no "Knowledge" or "materiality" condition;

                                    (B) any Liability not reflected or reserved
against on the Audited Stub Financial Statements, (1) including, without limitation: (a) any Liability associated with any item set forth on the Disclosure Schedule; (b) the uncollectibility, after using Buyer's reasonable best efforts, of accounts receivable reflected in the Audited Stub Financial Statements in excess of amounts reserved on the Audited Stub Financial Statements (provided, however, that Buyer assumes the risk of uncollectibility of accounts receivable arising from Strobic's sales or services provided after July 31, 1996); and (c) any Liability of Strobic for its or any other Person's unpaid Taxes arising from the conduct of Strobic business prior to July 31, 1996 and Taxes referred to in Section 4(k)(vii), if any, and any interest and penalties thereon; but (2) excluding any Liability incurred in the Ordinary Course of Business after July 31, 1996 other than warranty Damages (hereinafter defined) set forth in Section 7(d)(ii);

                                    (C) any failure by Strobic or by any of the
Named Shareholders to perform any obligation or comply with any covenant or agreement specified herein (including without limitation the covenants set forth in Section 3(e)) or in any other document executed at the Closing with respect to Strobic or the Named Shareholders;

                                    (D) any other claims of a third party
(including, without limitation, claims alleging death or injury to persons or damage to property caused by, or resulting from, any defect or claimed defect in or with respect to products or services of Strobic (whether based in equity, tort or contract), any tort, default in the performance or breach of any contract or commitment, or for consequential, special or punitive damages) for all conditions, acts or failures to act of Strobic prior to or on the Closing Date or resulting from or caused by any product purchased for resale, manufactured or sold, or service provided, by Strobic prior to the Closing Date which are not reflected or reserved against on the Audited Financial Stub Financials or incurred in the Ordinary Course of Business; and

                                    (E) any untrue statement or alleged untrue
statement of any material fact with respect to Strobic or the Named Shareholders contained in any registration statement under which the Met-Pro Exchange Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the registration statement, or any amendment or supplement to the registration statement, or an omission or alleged omission to state such a material fact required to be stated therein or necessary to make the statements therein not misleading, but only if such statement or omission was based upon information furnished or resulting from the omission of information which should have been furnished in order to make such statements not misleading by or on behalf of Strobic or the Named Shareholders, or arising out of or based upon any other violation by the Named Shareholders of any federal or state securities law or rule or regulation thereunder.

                           (ii) the obligations and liabilities of the Named
Shareholders under Section 7(a) shall be subject to the following terms and conditions:

                                    (A) the right of Buyer and Met-Pro to be
indemnified for Damages pursuant to Section 7(a)(i) shall apply only if asserted by Buyer or Met-Pro before the third anniversary of the Closing Date, except indemnification claims based on representations and warranties in (1) Section 4(k) which shall apply only if asserted by Buyer or Met-Pro before any applicable statute of limitations or extension thereof for unpaid Taxes shall expire, or (2) Section 4(z) which shall survive indefinitely.

                                    (B) notwithstanding the foregoing, (1) the
Named Shareholders shall not be responsible for any Damages under Section 7(a) until such Damages, on a cumulative basis, exceed Forty Thousand Dollars ($40,000) in which event the Named Shareholders shall jointly and severally be liable for all Damages, without regard to the $40,000 limitations herein, and
(2) the aggregate indemnity obligations of the Named Shareholders under 7(a)(i) shall not exceed Two Million Dollars ($2,000,000) excluding, however, Damages relating to claims based on representations and warranties in Sections 4(k) and exclusive of interest due on any Damages pursuant to Section 7(d)(B) hereof.

                                    (C) Notwithstanding the foregoing, the
limitation on indemnification set forth in this Section 7(a)(ii) shall not apply to Named Shareholders in the event Strobic or Secrest has Knowledge of a breach of a representation or warranty by Strobic or Secrest on or prior to the Closing Date.

                  (b) Indemnification by Buyer and Met-Pro.

                           (i) Subject to the provisions of 7(b)(ii) below,
Buyer and Met-Pro agree to indemnify and hold harmless Named Shareholders from and against all Damages with respect to Buyer or Met-Pro suffered by Named Shareholders as a direct or indirect result of:

                                    (A) the inaccuracy of any representation or
warranty made by Buyer or Met-Pro with respect to Buyer or Met-Pro in or pursuant to this Agreement (including, without limitation, Section 5, provided, however that solely for purposes of calculating Damages arising from an indemnification claim for such inaccuracy hereunder, all such representations and warranties shall be read as if they contained no "knowledge" or "materiality" condition);

                                    (B) any failure by Buyer or Met-Pro to
perform any obligation or comply with any covenant or agreement specified herein (including without limitation the covenants set forth in any other document executed simultaneously herewith);

                                    (C) any other claims of a third party
(including, without limitation, claims alleging death or injury to persons or damage to property caused by, or resulting from, any defect or claimed defect in or with respect to products or services of Strobic (whether based in equity, tort or contract), any tort, default in the performance or breach of any contract or commitment, or for consequential, special or punitive damages) for all conditions, acts or failures to act of Buyer or Met-Pro or other occurrences subsequent to the Closing Date or resulting from or caused by any product purchased for resale, manufactured or sold, or service provided, by Buyer or Met-Pro after the Closing Date; and

                                    (D) any untrue statement or alleged untrue
statement of any material fact contained in any registration statement under which the Met-Pro Exchange Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the registration statement, or any amendment or supplement to the registration statement, or an omission or alleged omission to state such a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was based upon information furnished or resulting from the omission of information which should have been furnished in order to make such statements not misleading by or on behalf of Strobic or the Named Shareholders, or arising out of or based upon any other violation by the Named Shareholders of any Federal or state securities law or rule or regulation thereunder.

                           (ii) The obligations and liabilities of Buyer and
Met-Pro under Section 7(b)(i) shall be subject to the following terms and conditions:

                                    (A) the right of Named Shareholders to be
indemnified for Damages pursuant to Section 7(a)(i) shall apply only if asserted by Named Shareholders before the third anniversary of the date hereof;

                                    (B) Notwithstanding the foregoing, the
limitation on indemnification set forth in this Section 7(a)(ii) shall not apply to Buyer or Met-Pro in the event Buyer or Met-Pro has Knowledge of a breach of a representation or warranty with respect to such claim on or prior to the date hereof.

                  (c) Escrow Account. For the purposes of providing assets for any indemnification by the Named Shareholders which may be required under
Section 7 hereof, the Note in the principal amount of $250,000 and Forty Thousand Eight Hundred Sixteen (40,816) Met-Pro Exchange Shares shall be withheld from payment of the Strobic Merger Consideration to Secrest and shall be set aside in an escrow account (the "Escrow Account") pursuant to the terms of the Escrow Agreement. In the event Buyer or Met-Pro asserts any claim for indemnification against the Escrow Account, it is hereby agreed that amounts due under the Note shall first be applied in satisfaction of Damages and, thereafter, Met-Pro Exchange Shares shall be applied, valued at the average of the closing prices per share of the Met-Pro Shares as listed on the American Stock Exchange over a period of ten (10) trading days after notification of such claim. Pursuant to the terms of the Escrow Agreement, any deliverance of the Note or Met-Pro Exchange Shares to Secrest from the Escrow Account shall be made net of any reduction required by resolved claim(s) and any reserve for pending indemnification claims. In the event that the Escrow Account is insufficient to pay all Damages to Buyer and Met-Pro, including by virtue of the expiration of the escrow period, the Named Shareholders shall be liable for the difference, subject to the limitations on liability in Sections 7(a)(ii). During the term of the Escrow Agreement, Secrest shall have the right to replace any or all of the Met-Pro Exchange Shares held in the Escrow Account with the cash value equivalent of such replaced shares, valued at the average of the closing prices per share of such shares as listed on the American Stock Exchange for the ten
(10) trading day prior to such replacement.

                  (d) Definition of "Damages".

                           (i) For the purpose of this Section 7, the term
"Damages" shall be determined and computed by reference to the effect of the compensable event on the party or parties entitled thereto, and shall be deemed to include (A) all damages, losses, liabilities, claims, deficiencies, expenses or costs incurred by such party or parties, including reasonable attorney's and accounting fees, and reasonable amounts paid in investigation, defense and/or settlement of any of the foregoing, excluding only punitive and exemplary damages, and (B) interest at a rate per annum equal to that announced from time to time by Mellon Bank, N.A. as its highest "prime rate" from the date 30 days after notice of any such claim for indemnification under this Section 7 is given, or if an unliquidated claim, from such later date as the claim is liquidated, to the date full indemnification is made therefor. Damages shall not include any amounts for which an indemnified party actually receives payment under an insurance policy, excluding self-insured amounts and deductible amounts, and shall reflect any federal, state, local or foreign income tax net benefit ("Tax Benefit") which Met-Pro or Buyer can actually realize as a result of such Damages; provided that, the Tax Benefit shall be determined by an independent certified public accounting firm satisfactory to both Buyer and

Seller at the Named Shareholders' sole expense. The Tax Benefit shall be based upon a reasonable estimate of future tax savings attributable to the deductions resulting from any increases in the tax basis of assets associated with the Tax Liability. The value of any such future savings shall be determined using tax concepts, including any appropriate valuation allowances that account for the possibility that certain Tax Benefits will never be realized, and for the determination of appropriate tax rates. The calculation will also take into account Strobic Merger Consideration allocations determined by Buyer and the use of present value concepts using the above referenced interest rate. If Buyer and Seller are unable to agree on such a firm, Buyer and Seller shall each select an independent certified public accounting firm and these two together shall select a third independent certified public accounting firm, whose determination as to the Tax Benefit, if any, shall be binding and conclusive on the Parties.

                           (ii) If a claim for indemnification under Section
4(u) is made by Buyer or Met-Pro, the following terms and conditions shall apply:

                                    (A) warranty Damages will be deemed to
include the costs of all direct materials, direct labor and overhead, plus out-of-pocket expenses and third party costs (subcontract), if applicable, for the replacement or repair of Strobic products that occur within the warranty period based on the date of sale. The standard warranty period is twelve (12) months from start-up or eighteen (18) months from the date of shipment, whichever occurs first, unless an extended warranty was offered in writing in which case the extended warranty will take precedence. The cost of warranty will be the most recent cost of direct materials, plus the cost of direct labor at the wage rate of the employee assigned to the warranty project, plus an overhead rate consistent with Buyer's most recent Operating Plan at the time the warranty work occurs. The cost of warranty for materials returned to vendors will be the cost of replacement less any credit received from the vendor.

                                    (B) Back charges by customers, clients or
subcontractors for work performed by others to complete a contract or sales credits issued as a result of disputes are not considered warranty expense for the purposes of Damages upon a breach of Section 4(u). Out-of-pocket costs for the initial visit to a customer's site to inspect a product or installation to determine if a warranty situation exists shall not be considered warranty expense chargeable against the Escrow Account as Damages but subsequent service visits to the same customer's site to reassess the defective product or installation shall be considered warranty expense chargeable against the Escrow Account as Damages.

                  (e) Indemnification Procedures. If a claim for indemnification is made by any Party (the "Indemnitee") hereunder against another party (the "Indemnifying Party"), the Indemnitee shall give written notice to the Indemnifying Party as soon as practical after the Indemnitee becomes aware of any fact, condition or event which may give rise to a claim for which indemnification may be sought under this Section 7.

                           (i) In the event that any lawsuit or enforcement
action is filed against Indemnitee and Indemnitee seeks indemnification hereunder, written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons). After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnitee that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense, provided that the Indemnifying Party and its counsel shall proceed with diligence and in good faith with respect thereto. The Indemnitee shall cooperate in all reasonable respects with the Indemnifying Party and such attorney in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the Indemnifying Party has acknowledged to the Indemnitee its obligation to indemnify hereunder, the Indemnifying Party shall not settle such lawsuit or enforcement action without the prior written consent of the Indemnitee. If the Indemnifying Party has not so acknowledged its obligation, the Indemnitee shall not settle such lawsuit or enforcement action without twenty (20) days' prior notice to the Indemnifying Party. The provisions of this Section 7(e) shall be applicable with respect to any claim, audit, examination, or assessment for Taxes referenced in Section 4(k)(vii) and Section 7(a)(i)(B) above.

                           (ii) The Indemnitee shall not pay or satisfy any
obligation for an indemnified claim if it is advised in writing that such amount is being contested in good faith by the Indemnifying Party who in fact actively contests or defends the same. The Parties shall use their best efforts to resolve equitably and expeditiously any dispute between them as to a Liability.

                  (f) Exclusive Remedy. The indemnification rights and remedies set forth in this Section 7 shall be the sole and exclusive rights and remedies of the parties hereto with respect to the matters referred to in this Section 7.

         8. Miscellaneous.

                  (a) Survival and Materiality. Each of the representations, warranties and agreements of the Parties contained in this Agreement shall be deemed material and shall survive the Closing and the consummation of the transactions contemplated hereby regardless of any due diligence investigations by the Parties prior to the Closing. All statements contained in any Exhibits, Schedules or other agreements delivered by or on behalf of the Parties pursuant hereto or in connection with the transactions contemplated hereby shall be deemed material and shall constitute representations and, except to the extent otherwise provided herein, warranties by the person making such statement.

                  (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (c) Entire Agreement. This Agreement, together with the Exhibits and Schedules to be delivered pursuant hereto, constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, (including without limitation any confidentiality agreement between the Parties and that certain Letter of Intent executed by the Parties and SAC Sales Corp. dated July 3, 1996).

                  (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its or his rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which case Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Strobic:

         Lynn T. Secrest
         16 Carriage House Drive
         Holland, PA 18966
                                 With a copy to:

                                                 Henry Kuller, Esquire
                                                 Blank Rome Comisky & McCauley
                                                 Four Penn Center Plaza
                                                 Philadelphia, PA 19103
                                                 Phone:  (215) 569-5560
                                                 Fax:    (215) 569-5555

If to Buyer or Met-Pro:

         Met-Pro Corporation
         160 Cassell Road
         Harleysville, PA 19438
         Attention:  William L. Kacin, President
         Phone:  (215) 723-6751
         Fax:    (215) 723-6558

                                 With a copy to:

                                                 Earl J. Wofsey, Esquire
                                                 929 Riverbank Road
                                                 Stamford, Connecticut 06903
                                                 Phone:  (203) 968-1772
                                                 Fax:    (203) 968-0767

                                            and

                                                 Jeffrey H. Nicholas, Esquire
                                                 Antheil Nicholas Maslow &
                                                    MacMinn
                                                 95 North Broad Street
                                                 P.O. Box 50
                                                 Doylestown, PA  18901
                                                 Phone:  (215) 230-7500
                                                 Fax:    (215) 230-7796

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered to such Party by giving the other Parties notice in the manner herein set forth.

                  (h) Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the domestic laws of the Commonwealth of Pennsylvania and the Federal law of the United States of America, where applicable, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

                  (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (k) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Strobic agrees that it has not paid any amount to any third party, and will not pay any amount to any third party, with respect to any of the costs and expenses of Strobic and the Named Stockholders (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

                  (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 11(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.

                  (o) Arbitration. Except for the calculation of Damages relating to or resulting from any Tax Liability or Tax Benefit as set forth in
Section 7(d), all claims, demands, disputes, controversies, differences or misunderstandings between or among the Parties hereto shall be settled by arbitration at Doylestown, Pennsylvania, in accordance with the American Arbitration Association Rules then obtaining. Any determination rendered in such proceeding shall be binding and conclusive upon the Parties hereto and judgment thereon may be entered in any court having jurisdiction thereof. The Parties hereto agree that arbitration shall be the sole and exclusive remedy of the Parties with respect to any such matter for which arbitration is required hereunder.

                  (p) Employee Matters. Buyer will, effective at the Closing, hire all Strobic employees conditioned, as Buyer determines, to certain persons executing a form of non-disclosure and/or non-compete agreement(s), initially at the same rate of compensation (excepting Secrest, whose employment shall be pursuant to a certain Employment Agreement with Buyer and Met-Pro), but subject to adjustment as Buyer determines in its sole discretion subsequent to the Closing. Nothing in this Section 11(q) or elsewhere in this Agreement is intended to confer upon any Strobic employee any right to continued employment, except as may be specified in any other separate agreement entered into between Buyer and such employee. If in Met-Pro's sole discretion, any former Strobic employee is subsequently hired by Met-Pro, any such person will be given credit for service with Strobic for purposes of eligibility, vesting or length of service requirements only, when such person becomes eligible for participation under Met-Pro's Employee Benefit Plans as provided by the terms of such plans.

                  (q) Future Assurances. At any time and from time to time from and after Closing, upon the request of any Party, Buyer, Met-Pro, and/or Named Shareholders, as appropriate, will do, execute, acknowledge and deliver, or cause to be delivered, all such further acts, deeds, bills of sale, assignments, conveyances, powers of attorney and other documents as may be required to carry out the provisions of this Agreement.

         IN WITNESS WHEREOF, the Parties hereto have executed, or caused their duly authorized officers to execute, this Agreement on the date first above written.

ATTEST:                                    MET-PRO CORPORATION


By: /s/ William F. Moffitt                 By: /s/ William L. Kacin
   ------------------------------------       ---------------------------------
   William F. Moffitt, Secretary              William L. Kacin
                                           Title: President
                                                 ------------------------------

[Corporate Seal]

ATTEST:                                    MET-PRO ACQUISITION CORPORATION


By: /s/ William F. Moffitt                 By: /s/ William L. Kacin
   ------------------------------------       ---------------------------------
   William F. Moffitt, Secretary              William L. Kacin
                                           Title: President
                                                 ------------------------------


[Corporate Seal]

ATTEST:                                    STROBIC AIR CORPORATION


By: /s/ Richard P. Secrest                 By: /s/ Lynn T. Secrest
   ------------------------------------       ---------------------------------
                          , Secretary         Lynn T. Secrest
                                           Title: President
                                                 ------------------------------

[Corporate Seal]

WITNESSES:                               SHAREHOLDERS:

/s/ XXXXXX                               /s/ Lynn T. Secrest              (SEAL)
-----------------------------------      ---------------------------------
                                         Lynn T. Secrest

                                         /s/ Ronald H. Secrest
                                         By Richard P. Secrest Attorney in
/s/ XXXXXX                               Fact                             (SEAL)
-----------------------------------      ---------------------------------
                                         Ronald H. Secrest

/s/ XXXXXX                               /s/ Richard P. Secrest           (SEAL)
-----------------------------------      ---------------------------------
                                         Richard P. Secrest

                                         /s/ John W. Stone, III
                                         By Richard P. Secrest Attorney in
/s/ XXXXXX                               Fact                             (SEAL)
-----------------------------------      ---------------------------------
                                         John W. Stone, III